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                                                                      Exhibit 99


                              THE DIAL CORPORATION
                                   EXHIBIT 99

                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
         SAFE HARBOR COMPLIANCE STATEMENT FOR FORWARD-LOOKING STATEMENTS

In passing the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), Congress encouraged public companies to make "forward-looking statements" by creating a safe-harbor to protect companies from securities law liability in connection with forward-looking statements. The Dial Corporation intends to qualify both its written and oral forward-looking statements for protection under the PSLRA.

To qualify oral forward-looking statements for protection under the PSLRA, a readily available written document must identify important factors that could cause actual results to differ materially from those in the forward-looking statements. We provide the following information in connection with our continuing effort to qualify both written and oral forward-looking statements for the safe harbor protection of the PSLRA.

Forward-looking statements express expectations of future events. All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and they are subject to numerous known and unknown risks and uncertainties which could cause actual events or results to differ materially from those projected. Due to these inherent uncertainties, the investment community is urged not to place undue reliance on forward-looking statements. In addition, we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to projections over time.

FACTORS THAT MAY AFFECT FUTURE RESULTS AND FINANCIAL CONDITION.

Our future results and financial condition are dependent upon our ability to successfully develop, manufacture and market consumer products. Inherent in this process are a number of factors that we must successfully manage to achieve favorable future operating results and financial condition. Potential risks and uncertainties that could affect our future operating results and financial condition include, but are not limited to, the factors discussed below.

- WE ARE TAKING A NUMBER OF STEPS DESIGNED TO IMPROVE OUR OPERATIONS AND FINANCIAL RESULTS, INCLUDING THE RESTRUCTURING AND SPECIAL CHARGES TAKEN IN THE SECOND AND THIRD QUARTERS OF 2000. WE MAY NOT ACHIEVE THE BENEFITS THAT WE EXPECT FROM THESE MEASURES.

We are taking a number of steps designed to improve our operations and financial results. For example, in the second and third quarters of 2000, we announced restructuring and special charges totaling up to $96 million. These charges and changes to our business operations are expected to produce cost savings going forward. No assurances can be given that these charges or any of the changes made to our business operations will achieve the benefits that we expect. The expected timing, estimated costs of restructuring and special charges and the projected savings to result from these charges are based upon management's judgement in light of the circumstances and estimates at the time the judgements were made. Accordingly, the expected timing, estimated costs and projected savings for these charges may change as future events evolve, and the changes may be material. In addition, we may need to record additional restructuring and special charges or asset writedowns depending upon the outcome of our discussions with Henkel regarding the future of the Dial/Henkel joint ventures and with the developer regarding a postponement or termination of construction of a new Dial Technical and Administrative Center ("DTAC") building.

- WE ARE CONSIDERING VARIOUS STRATEGIC ALTERNATIVES FOR OUR COMPANY, INCLUDING SELLING SUBSTANTIAL ASSETS OR THE ENTIRE COMPANY. THERE CAN BE NO ASSURANCE THAT WE WILL UNDERTAKE ANY STRATEGIC ALTERNATIVES OR, IF UNDERTAKEN, THAT THEY WILL PROVE SUCCESSFUL.

As part of our "SFX01" initiative, we currently are exploring, and will continue to explore, strategic alternatives available to Dial. These alternatives include selling substantial assets or the entire company. Decisions made in the course of SFX01 could result in Dial recording additional special or restructuring charges or asset writedowns. No assurances can be given that any transactions will occur or, if transactions do occur, that they will improve our operating results or financial condition or increase shareholder value. Moreover, the uncertainty created by this environment may adversely impact our ability to retain employees and our relationships with customers, suppliers and lenders.

- WE MAY NOT BE IN COMPLIANCE WITH LOAN COVENANTS AT DECEMBER 31, 2000, AND THIS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR LIQUIDITY AND FINANCIAL CONDITION.

In light of our poor operating results for 2000, it is possible that at December 31, 2000, we could be out of compliance with a covenant under our credit facility requiring a ratio of 3 to 1 for EBITDA to funded debt. We have discussed this issue with our lenders and are attempting to amend this covenant to ensure compliance through 2001. No assurances can be given that we will be in compliance with this covenant at December 31, 2000 or that our lenders will agree to amend this covenant to ensure compliance. Any noncompliance with this covenant or any other covenants under our credit facility could have a material adverse effect on our liquidity and financial condition.

- WE FACE INTENSE COMPETITION IN A MATURE INDUSTRY THAT MAY REQUIRE US TO INCREASE EXPENDITURES AND LOWER PROFIT MARGINS TO PRESERVE OR MAINTAIN OUR MARKET SHARE.

Currently, we depend primarily on sales generated in U.S. markets (90% of sales in 1999). U.S. markets for consumer products are mature and characterized by high household penetration, particularly with respect to our most significant product categories, including detergents and bar soaps. We may not be able to succeed in implementing our strategies to increase domestic revenues. Our unit sales growth in domestic markets will depend on increasing usage by consumers, product innovation and capturing market share from competitors.
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The consumer products industry, particularly the detergent, personal care and air freshener categories, is intensely competitive. To protect our existing market share or to capture increased market share, we may need to increase expenditures for promotions and advertising and to introduce and establish new products. These additional measures and increased expenditures may not prove successful in maintaining or enhancing our market share and could result in lower sales and profits, as has occurred in 2000.

Many of our competitors are large companies, including The Procter & Gamble Company, Lever Brothers Co., Colgate-Palmolive Company, and S.C. Johnson & Son, Inc., which have greater financial resources than we do. They could outspend us in an attempt to take market share from us.

- PRICE-CUTTING MEASURES IN RESPONSE TO COMPETITIVE PRESSURES COULD RESULT IN DECREASED PROFIT MARGINS.

Consumer products, particularly those that are value-priced, are subject to significant price competition. From time to time, we may need to reduce the prices for some of our products to respond to competitive and consumer pressures and to maintain market share. Any reduction in our prices to respond to these pressures would have an adverse impact on our profit margins. In addition, if our sales volumes fail to grow sufficiently to offset any reduction in margins, our results of operations would be materially adversely affected. In 2000, our sales volumes have actually declined, which has reduced our margins and materially adversely affected our results of operations. No assurances can be given that our sales volumes will not continue to decline or that we will be able to grow our sales volumes sufficiently to offset the reduction in our margins.

- PROVIDING PRICE CONCESSIONS OR TRADE TERMS THAT ARE ACCEPTABLE TO OUR TRADE CUSTOMERS, OR OUR FAILURE TO DO SO, COULD ADVERSELY AFFECT OUR SALES AND PROFITABILITY. REDUCTIONS IN INVENTORY BY OUR TRADE CUSTOMERS, INCLUDING AS A RESULT OF CONSOLIDATION IN THE RETAIL INDUSTRY, COULD ADVERSELY AFFECT OUR SALES.

Because of the competitive environment facing retailers, we face pricing pressure from these customers. Many of our trade customers, particularly our high-volume retail store customers, have increasingly sought to obtain pricing concessions or better trade terms. These concessions or terms could adversely affect our margins. Further, if we are unable to maintain price or trade terms that are acceptable to our trade customers, they could increase product purchases from our competitors, which would adversely affect our sales and profitability. In 2000, some of our retail customers have reduced inventory levels of our products and this inventory level reduction has materially adversely affected our results of operations. No assurances can be given that our retail customers will not continue to reduce inventory levels in managing their working capital requirements. Any further reduction in inventory levels could continue to materially adversely affect our results of operations. In this regard, consolidation within the retail industry could potentially reduce inventory levels maintained by our retail customers, which could adversely impact our results of operations. Our performance is also dependent upon the general health of the retail environment and could be materially affected by changes affecting retailing and by the financial difficulties of retailers.



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- LOSS OF OUR PRINCIPAL CUSTOMERS COULD SIGNIFICANTLY DECREASE OUR SALES AND
PROFITABILITY.

Our top ten customers accounted for 42% of net sales in 1999. Wal-Mart, including its affiliate Sam's Club, was our largest customer, accounting for 18% of net sales in 1999. The loss of or a substantial decrease in the volume of purchases by Wal-Mart or any of our other top customers could have a material adverse effect on sales and profitability.

- PRICE INCREASES IN CERTAIN RAW MATERIALS COULD ADVERSELY AFFECT OUR PROFIT MARGINS.

Rapid increases in the prices of certain raw materials could materially impact our profit margins. For example, tallow (a key ingredient in Dial bar soaps) has experienced price fluctuations within the range of $0.10 and $0.28 per pound from January 1, 1995, to September 30, 2000. Recently, the price of tallow has been trading at the lower end of this historical range. If prices were to increase, we may not be able to increase the prices of our Dial bar soaps to offset these increases as readily as many competitors, which tend to use less tallow in their products. In addition, we depend on a single supplier for Triclosan, the antibacterial agent that is the active ingredient used in Liquid Dial products. Although we currently have an adequate supply of Triclosan, a significant disruption in this supply could have a material adverse impact on our financial results.

- WE HAVE MADE, AND MAY CONTINUE TO MAKE ACQUISITIONS, THAT PROVE UNSUCCESSFUL OR STRAIN OR DIVERT OUR RESOURCES.

In 1998, we acquired two consumer products companies, Freeman Cosmetic Corporation and Sarah Michaels. In 1999, we formed a joint venture company with Henkel KGaA to market and develop a range of enhanced laundry products in North America and this joint venture acquired the Custom Cleaner home dry-cleaning business. In the first half of 2000, we formed another joint venture company with Henkel to develop consumer detergent and household cleaning products in Mexico and this joint venture acquired 80% of Fabrica de Jabon Mariano Salgado, S.A. de C.V., a manufacturer of consumer detergent and household cleaning products in Mexico. In the first half of 2000, we also acquired the Plusbelle hair care brand in Argentina from Revlon, the Coast bar soap brand from Procter and Gamble and the Zout pretreatment stain remover brand from JC Garet, Inc.

We may make additional acquisitions or substantial investments in complementary businesses or products in the future. All of the acquisitions and investments described above entailed, and any future acquisitions or investments would entail, various risks, including the difficulty of assimilating the operations and personnel of the acquired businesses or products, the potential disruption of our ongoing business and, generally, our potential inability to obtain the desired financial and strategic benefits from the acquisition or investment. These factors could have a material adverse effect on our financial results. For example, we have not obtained the desired financial benefits from our acquisitions of Freeman and Sarah Michaels or from our Dial/Henkel joint ventures, and this has had a material adverse effect on our financial results. The risks


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entailed in acquisitions and investments are greater for Dial in light of the number of acquisitions we have made in the last two years.

Any future acquisitions and investments also could result in substantial cash expenditures, potentially dilutive issuances of equity securities, the incurrence of additional debt and contingent liabilities, and amortization expenses related to goodwill and other intangible assets, which could adversely affect our financial results and condition

- THE FDA COULD IMPOSE STANDARDS THAT NEGATIVELY IMPACT OUR ABILITY TO MARKET SOME OF OUR PRODUCTS AS ANTIBACTERIAL.

Since the 1970's, the Food and Drug Administration has regulated antibacterial soaps and hand washes under a proposed regulation. Although the proposed regulation has not been finalized, the FDA ultimately could set standards that result in limiting or even precluding soap manufacturers from using some current antibacterial ingredients or making antibacterial claims for some product forms, such as bar soap. Dial, which uses the antibacterial ingredient Triclosan in Liquid Dial and Triclocarban in Dial bar soap, emphasizes the antibacterial properties of its soap products in its marketing campaigns and product labeling. Any final FDA regulation that limits or precludes this type of advertising could require Dial to develop new marketing campaigns, develop new products or utilize different antibacterial ingredients in its products, all of which could materially adversely affect our business.

- OUR INTERNATIONAL EXPANSION EFFORTS MAY PROVE UNSUCCESSFUL.

In 1999, 90% of our sales were generated in U.S. markets. To diversify, we have pursued a strategy to continue to penetrate international markets to supplement our domestic revenues. To date some of our international acquisitions and joint ventures have not yielded the benefits we had anticipated. In implementing an international expansion strategy, we face barriers to entry and the risk of competition from local and other companies that already have established global businesses, risks generally associated with conducting business internationally, including exposure to currency fluctuations, limitations on foreign investment, import/export controls, nationalization, unstable governments and legal systems, and the additional expense and risks inherent in operating in geographically and culturally diverse locations. Because we have attempted to develop our international business through acquisitions as well as joint ventures, co-packaging arrangements and/or other alliances, we also are subject to risks associated with such arrangements, including those relating to the combining of different corporate cultures and shared decision making. In addition, since our current international distribution capabilities are extremely limited, we also may need to acquire a distribution network or enter into alliances with existing distributors before we can effectively conduct operations in new markets.

- WE COULD BECOME THE SUBJECT OF ADVERSE PUBLICITY OR PRODUCT RECALLS THAT NEGATIVELY IMPACTS OUR OPERATIONS.

Adverse publicity regarding our products could impact the sales of our products. Some news broadcasts by major U.S. television and radio networks have focused on the use of antibacterial agents to kill germs on various surfaces. Triclosan, the active ingredient in Liquid Dial, also has


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been a focus of these broadcasts. Although none of the broadcasts disputed that
Triclosan kills germs on the skin, some third party experts did question whether it provides any additional protection beyond that provided by nonantibacterial soap products. Although we have test results that we believe prove that Triclosan provides consumers with additional protection in limiting exposure to bacteria-related diseases, there can be no assurance that our Triclosan products, or other products, will not be the subject of adverse publicity in the future.

From time to time, consumer product companies, including Dial, have had to recall certain products for various reasons. The costs of recall or other related liabilities could materially lower our profit margins. Adverse publicity regarding any product recalls also could materially affect our sales.

We share the use of the Armour trademark for food products with ConAgra Inc., the manufacturer of Armour-branded non-canned meat products. Accordingly, we face the added risk that consumer preferences and perceptions with respect to any of our Armour products may be influenced by adverse publicity affecting any of the Armour-branded products of ConAgra, Inc.

- WE MAY INCUR UNEXPECTED EXPENSES DUE TO ENVIRONMENTAL CONCERNS REGARDING A DETERGENT COMPOUND.

Nonlyphenol ethoxylate is an ingredient used in our liquid and powder detergent products. Certain environmental and regulatory groups have raised concerns regarding the toxicity of compounds produced from nonlyphenol ethoxylate as it decomposes and the adverse impact on the reproductive health of certain aquatic animals exposed to those compounds. Although to our knowledge none of the studies undertaken on nonlyphenol ethoxylate has demonstrated a link between the compound and such effect in the environment or in human beings, there can be no assurance that subsequent studies will not in fact demonstrate such a link or demonstrate other adverse environmental consequences. Current government regulations do not impose any restrictions on the use of nonlyphenol ethoxylate, or impose any liability on any of the businesses that utilize nonlyphenol ethoxylate in the products they manufacture. We believe, however, that a number of governmental agencies in North America and Europe are discussing formal regulation of nonlyphenol ethoxylate in the environment. We have reformulated our detergents to eliminate this compound as an ingredient.

- WE MAY INCUR UNEXPECTED EXPENSES DUE TO ENVIRONMENTAL MATTERS.

We are subject to a variety of environmental and health and safety laws in each jurisdiction in which we operate. These laws and regulations pertain to our present and past operations. Although we currently do not anticipate that the costs to comply with environmental laws and regulations will have a material adverse effect on our capital expenditures, earnings or competitive position, the emergence of unforeseen claims or liabilities or the imposition of increasingly stringent laws, regulations and enforcement policies could result in material, unreserved costs in the future. Since 1980, we have received notices or requests for information with respect to "Superfund" sites under the federal Comprehensive Environmental Response, Compensation and Liability Act, five of which are currently active. As of September 30, 2000,


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we have accrued in our financial statements approximately $1 million in reserves for expenses related to Superfund sites and the clean-up of closed plant sites. We believe our reserves are adequate, but these costs are difficult to predict with certainty.

- LOSS OF KEY MANAGERIAL PERSONNEL COULD NEGATIVELY IMPACT OUR OPERATIONS.

Our operation requires managerial expertise. In the third quarter of 2000, three of our executive officers resigned: Malcolm Jozoff, our former Chief Executive Officer, Susan Riley, our former Chief Financial Officer, and Jeffrey Dias, our former Executive Vice President - Marketing. These executive officers were replaced by Herbert M. Baum, our new Chief Executive Officer and Conrad A. Conrad, our new Chief Financial Officer. Of our current key personnel, only the Chief Executive Officer has an employment contract with us. There can be no assurance that any of our key employees will remain in our employ. The loss of key personnel could have a material adverse effect on our operations.




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